UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*

                            Netia Holdings S.A.
---------------------------------------------------------------------------
                              (Name of Issuer)

                         Ordinary Shares (PLN 6.00)
---------------------------------------------------------------------------
                       (Title of Class of Securities)

                              64114B 10 4[FN1]
     ------------------------------------------------------------------
                               (CUSIP Number)

                                July 4, 2000
---------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     |_|  Rule 13-d-1(b)

     |_|  Rule 13d-1(c)

     |X|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------
1 The Ordinary Shares referenced in this Amended Schedule 13G are of the same class of shares, but are not the same shares or of the same series of shares, evidenced in the United States by American
     Depositary Shares. The CUSIP number applies to the American Depositary Shares.

CUSIP No. 64114B 10 4           SCHEDULE 13G             Page 2 of 17 Pages


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    TREFOIL CAPITAL INVESTORS, L.P.
    EIN: 95-4249036

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
    (SEE INSTRUCTIONS)                                   (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           278,784

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       0

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         278,784

                 8  SHARED DISPOSITIVE POWER

                    0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    423,460

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

    NOT APPLICABLE

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.3%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    PN

CUSIP No. 64114B 10 4           SCHEDULE 13G             Page 3 of 17 Pages


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    TREFOIL INVESTORS, INC.
    EIN: 95-4248844

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
    (SEE INSTRUCTIONS)                                   (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           278,784

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       0

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         278,784

                 8  SHARED DISPOSITIVE POWER

                    0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    423,460

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

    NOT APPLICABLE

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.3%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    CO

CUSIP No. 64114B 10 4           SCHEDULE 13G             Page 4 of 17 Pages


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    SHAMROCK HOLDINGS, INC.
    EIN: 75-1984190

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
    (SEE INSTRUCTIONS)                                   (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           144,676

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       0

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         144,676

                 8  SHARED DISPOSITIVE POWER

                    0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    423,460

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

    NOT APPLICABLE

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.3%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    CO

CUSIP No. 64114B 10 4           SCHEDULE 13G             Page 5 of 17 Pages


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    ROY E. DISNEY

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
    (SEE INSTRUCTIONS)                                   (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       423,460

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    423,460

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    423,460

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

    NOT APPLICABLE

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.3%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN

CUSIP No. 64114B 10 4           SCHEDULE 13G             Page 6 of 17 Pages


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    PATRICIA A. DISNEY

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
    (SEE INSTRUCTIONS)                                   (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       423,460

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    423,460

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    423,460

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

    NOT APPLICABLE

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.3%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN

CUSIP No. 64114B 10 4           SCHEDULE 13G             Page 7 of 17 Pages


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    STANLEY P. GOLD

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
    (SEE INSTRUCTIONS)                                   (b)  [ ]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       423,460

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    423,460

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    423,460

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

    NOT APPLICABLE

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.3%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN

                                                         Page 8 of 17 Pages

ITEM 1(A)      NAME OF ISSUER:

               Netia Holdings S.A.

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               ul. Poleczki 13
               02-822 Warsaw, Poland

ITEM 2(A)      NAMES OF PERSONS FILING:

               This statement is filed by the following persons (the "Reporting Persons"): (1) Trefoil Capital Investors, L.P.,
               (2) Trefoil Investors, Inc., (3) Shamrock Holdings, Inc.,
               (4) Roy E. Disney, (5) Patricia A. Disney and (6) Stanley P.
               Gold.

               This statement is filed to amend the Schedule 13G filed by the Reporting Persons pursuant to Rule 13d-1(d) on or about February 10, 2000 (the "Schedule 13G").

               Attached hereto as Exhibit A is a copy of an agreement among the Reporting Persons, dated February 10, 2000, which provides that this Amended Schedule 13G is being filed jointly on behalf of each of them.

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               The information contained in Item 2(b) of the Schedule 13G remains unchanged.

ITEM 2(C)      CITIZENSHIP:

               The information contained in Item 2(c) of the Schedule 13G remains unchanged.

ITEM 2(D)      TITLE OF CLASS SECURITIES:

               The information contained in Item 2(d) of the Schedule 13G remains unchanged.

                                                         Page 9 of 17 Pages

ITEM 2(E)      CUSIP NUMBER:

               A CUSIP number of 64114B 10 4 has been assigned to American Depositary Shares that represent Ordinary Shares. The Ordinary Shares referenced in this Amended Schedule 13G are of the same class of shares, but are not the same shares or of the same series of shares, evidenced in the United States by American Depositary Shares.

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               None of the options apply. This statement is being filed to amend the Schedule 13G filed pursuant to Rule 13d-1(d).

ITEM 4         OWNERSHIP:

               (1)  Trefoil Capital Investors, L.P.:

                    (a)  Amount Beneficially Owned:
                         423,460

                    (b)  Percent of Class:
                         1.3% [FN2]

                    (c)  Number of shares as to which such person has:

                         (i)   sole power to vote or to direct the vote --
                               278,784

                         (ii)  shared power to vote or to direct the vote --
                               0

                         (iii) sole power to dispose or to direct the
                               disposition of -- 278,784

----------
2 All percentages assume that 31,419,172 Ordinary Shares are outstanding. Netia, in its Prospectus, dated June 2, 2000, reported that 31,419,172 Ordinary Shares would be outstanding after the occurrence of certain transactions referenced therein, all of which have taken place.

                                                        Page 10 of 17 Pages

                         (iv) shared power to dispose or to direct the
                              disposition of -- 0

               (2)  Trefoil Investors, Inc.:

                    (a)  Amount Beneficially Owned:
                         423,460

                    (b)  Percent of Class:
                         1.3%

                    (c)  Number of shares as to which such person has:

                         (i)   sole power to vote or to direct the vote --
                               278,784

                         (ii)  shared power to vote or to direct the vote --
                               0

                         (iii) sole power to dispose or to direct the
                               disposition of -- 278,784

                         (iv) shared power to dispose or to direct the disposition of -- 0

               (3)  Shamrock Holdings, Inc.;

                    (a)  Amount Beneficially Owned:
                         423,460

                    (b)  Percent of Class:
                         1.3%

                    (c)  Number of shares as to which such person has:

                         (i)   sole power to vote or to direct the vote --
                               144,676

                         (ii)  shared power to vote or to direct the vote --
                               0

                         (iii) sole power to dispose or to direct the
                               disposition of -- 144,676

                                                        Page 11 of 17 Pages

                         (iv) shared power to dispose or to direct the
                              disposition of -- 0

               (4)  Roy E. Disney:

                    (a)  Amount Beneficially Owned:
                         423,460

                    (b)  Percent of Class:
                         1.3%

                         (i)   sole power to vote or to direct the vote -- 0

                         (ii) shared power to vote or to direct the vote -- 423,460

                         (iii) sole power to dispose or to direct the
                               disposition of -- 0

                         (iv) shared power to dispose or to direct the disposition of -- 423,460

               (5)  Patricia A. Disney:

                    (a)  Amount Beneficially Owned:
                         423,460

                    (b)  Percent of Class:
                         1.3%

                         (i)   sole power to vote or to direct the vote -- 0

                         (ii) shared power to vote or to direct the vote -- 423,460

                         (iii) sole power to dispose or to direct the
                               disposition of -- 0

                         (iv) shared power to dispose or to direct the disposition of -- 423,460

                                                        Page 12 of 17 Pages

               (6)  Stanley P. Gold:

                    (a)  Amount Beneficially Owned:
                         423,460

                    (b)  Percent of Class:
                         1.3%

                         (i)   sole power to vote or to direct the vote -- 0

                         (ii) shared power to vote or to direct the vote -- 423,460

                         (iii) sole power to dispose or to direct the
                               disposition of -- 0

                         (iv) shared power to dispose or to direct the disposition of -- 423,460

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class
               of securities, check the following:                     [X]

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON:

               Not Applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               The information contained in Item 8 of the Schedule 13G remains unchanged.

                                                        Page 13 of 17 Pages

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable.

ITEM 10        CERTIFICATION:

               Not Applicable.

                                                        Page 14 of 17 Pages

                                 Signatures

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: July 27, 2000

                                    TREFOIL CAPITAL INVESTORS, L.P.
                                    By:  Trefoil Investors, Inc.,
                                         General Partner


                                    By:  /s/ Robert G. Moskowitz
                                       ------------------------------------
                                       Name:  Robert G. Moskowitz
                                       Title: Managing Director


                                    TREFOIL INVESTORS, INC.


                                    By:  /s/ Robert G. Moskowitz
                                       ------------------------------------
                                       Name:  Robert G. Moskowitz
                                       Title: Managing Director


                                    SHAMROCK HOLDINGS, INC.


                                    By:  /s/ Robert G. Moskowitz
                                       ------------------------------------
                                       Name:  Robert G. Moskowitz
                                       Title: Executive Vice President



                                         /s/ Roy E. Disney
                                    ---------------------------------------
                                    ROY E. DISNEY



                                         /s/ Patricia A. Disney
                                    ---------------------------------------
                                    PATRICIA A. DISNEY



                                         /s/ Stanley P. Gold
                                    ---------------------------------------
                                    STANLEY P. GOLD

                                                        Page 15 of 17 Pages

                                                                  EXHIBIT A

     The attached Agreement on pages A-2 and A-3 regarding the Joint Filing by the Reporting Persons of Schedule 13G is incorporated herein by reference.

                                                        Page 16 of 17 Pages

                                 AGREEMENT

                        JOINT FILING OF SCHEDULE 13G

     Each of the undersigned hereby agrees to file jointly the statement on
Schedule 13G to which this Agreement is attached, and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

     It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

     It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments hereto, filed on behalf of each of the parties hereto.

Date: February 10, 2000

                                    TREFOIL CAPITAL INVESTORS, L.P.
                                    By:  Trefoil Investors, Inc.,
                                         General Partner


                                    By:  /s/ Robert G. Moskowitz
                                       ------------------------------------
                                       Name:  Robert G. Moskowitz
                                       Title: Managing Director


                                    TREFOIL INVESTORS, INC.


                                    By:  /s/ Robert G. Moskowitz
                                       ------------------------------------
                                       Name:  Robert G. Moskowitz
                                       Title: Managing Director

                                                        Page 17 of 17 Pages

                                    SHAMROCK HOLDINGS, INC.


                                    By:  /s/ Robert G. Moskowitz
                                       ------------------------------------
                                       Name:  Robert G. Moskowitz
                                       Title: Executive Vice President



                                         /s/ Roy E. Disney
                                    ---------------------------------------
                                    ROY E. DISNEY



                                         /s/ Patricia A. Disney
                                    ---------------------------------------
                                    PATRICIA A. DISNEY



                                         /s/ Stanley P. Gold
                                    ---------------------------------------
                                    STANLEY P. GOLD